Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of November 14, 2002 by and between ArcSoft, Inc., a California corporation (“ArcSoft”), as the employer; and Todd Jason Rumaner, an individual (“Employee”), as the employee. ArcSoft and Employee may be referred to collectively in this Agreement as the “Parties”.

RECITALS

WHEREAS, ArcSoft desires to obtain the services of Employee as its Senior Vice President, Sales and Marketing in the manner hereinafter specified; and

WHEREAS, Employee is willing to be employed by ArcSoft as its Senior Vice President, Sales and Marketing and to perform the duties incident to such employment upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Parties agree to enter into this Agreement as follows:

TERMS AND CONDITIONS

1.	Position, Starting Date, Authorities and Responsibilities

(a) Position and Starting Date Employee shall be employed by ArcSoft as its Senior Vice President, Sales and Marketing. Employee shall report directly and solely to ArcSoft’s Chief Executive Officer, or other personnel designated by the Chief Executive Officer upon Employee’s written consent as described in Section 6 (a). Upon the effectiveness of this Agreement, the employment shall commence on the first day when Employee officially reports to ArcSoft.

(b) Duties As Senior Vice President, Sales and Marketing, Employee shall render such business and professional services in the performance of his duties, consistent with his position within ArcSoft, as shall reasonably be assigned to him by the Chief Executive Officer. The period of Employee’s employment under this Agreement is referred to herein as the “Employment Term.”

(c) Obligations Employee, in his capacity as an employee of ArcSoft, shall be responsible to and obey the reasonable and lawful directives of the Chief Executive Officer. During the Employment Term, Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to ArcSoft. Employee shall use his best efforts during the Term of Employment to protect, encourage, and promote the interests of ArcSoft. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board of Directors of ArcSoft (“the “Board”), or the Chief Executive Officer as the Board delegated. Notwithstanding the foregoing, Employee may serve on the board of directors of any other companies that are not directly or indirectly in competition with ArcSoft, or work in non-profit pursuits as long as such service does not materially interfere with the performance of his duties to ArcSoft.

(d) Fiduciary Duty Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of ArcSoft, and not to do any act which would injure the business, interests, or reputation of ArcSoft or any of its subsidiaries.

2.	Compensation

In consideration of, and in exchange for, the services to be provided by Employee, Employee shall receive the amounts and benefits set for in this Section 2 as of Starting Date of this Agreement unless otherwise specified:

(a) Base Salary Employee’s annual Base Salary shall be $200,000 paid semi-monthly, on ArcSoft’s regular payday (15th and the last day of each month), less all applicable taxes, social security payments and other items that ArcSoft is required by law to withhold or deduct therefrom.

(b) Incentive Bonus During the first two years of the Employment Term, provided the employment is not terminated pursuant to Section 6, Employee shall receive an Incentive Bonus of $200,000 in total, less any applicable withholdings required by law. The said amount shall be paid out in eight (8) installments of $25,000 each, payable at the end of each calendar quarter.

The Incentive Bonus Program shall be subject to annual review by the Chief Executive Officer by the end of the 24th month after the Starting Date, and may be adjusted after completion of two (2) years of consecutive employment in light of the performance of Employee and the size and financial situation of ArcSoft.

$20,000 shall be paid to Employee as sign-on bonus within five (5) business days after the Starting Date, less any applicable withholding required by law.

(c) Stock Option Employee shall be eligible to participate in the Stock Option Plans of ArcSoft and any additional or successor plans including any equity plans.

(i) Option Grant Upon execution of this Agreement, Employee shall be granted an option to purchase 600,000 shares of ArcSoft’s common stock (the “Stock Option” or “Option”). The Option shall be vested in accordance to ArcSoft standard vesting schedule, which is 25% shall become vested and exercisable at the end of twelfth (12th) month of continuous full-time employment, and 6.25% for each three (3) consecutive months of full-time employment for the remaining twelve (12) quarters.

(ii) Option Price The exercise price (or “option price”) shall be equal to the price set forth by the Board at the date of grant.

3.	Other Benefits

During the Employment Term and for services rendered hereunder, Employee shall also be entitled to receive all other benefits which are, and may be in the future, generally available to ArcSoft employees and members of ArcSoft’s senior management:

(a) Group Insurance Employee shall be covered by ArcSoft group insurance programs including Health, Dental, Vision, Disability, and Life. Employee’s spouse and children under 18 (or otherwise determined by the plans) can join the insurance programs subject to ArcSoft policies and applicable laws. The premium of such insurance program(s) shall be paid by ArcSoft.

(b) 401(k) and Other Retirement Plans Employee shall be eligible to participate in employee benefit plans maintained by ArcSoft and in other benefits provided by ArcSoft to its employees and senior Employees, now and in the future, including 401(k) and other retirement plans, deferred compensation and similar benefits subject to change from time to time at the reasonable discretion of ArcSoft.

(c) Other Benefits Employee shall also be entitled to other benefits provided by ArcSoft to its employees and senior Employees from time to time, including but not limited to annual vacation, paid holiday, sick leave, and other similar benefits. Employee shall be entitled to paid vacation up to 3 weeks per calendar year.

(d) Employee Term Life Insurance ArcSoft shall purchase a key person term insurance on Employee’s life in the face amount of at least $1,000,000 in. the event that Employee dies or becomes permanently disabled defined in the policy or applicable laws. ArcSoft and the beneficiaries designated by Employee shall each receive half of the proceeds (50%), and ArcSoft shall bear the expense of such insurance policy and be the holder and owner of such policy.

(e) Relocation ArcSoft agrees to reimburse Employee for moving his home from Pennsylvania to San Francisco Bay Area, California up to $40,000 subject to the requirements set forth in the Internal Revenue Code regulating moving and relocation expenses. Any unused balance of the said reimbursement amount will be paid to Employee in twelve (12) installments, payable at the end of each month in accordance with ArcSoft payroll practice, less any applicable withholding of tax required by law.

4.	Employment Term

The term of Employee’s Employment with ArcSoft shall be four (4) year, from Starting Date to November 15, 2006.

5.	Restrictive Covenants

(a) Non-Competition; Non-Solicitation The Parties hereto recognize that Employee’s services are unique and the Restrictive Covenants on Employee set forth in this Section 5 are essential to protect the business (including trade secret and other confidential information disclosed by ArcSoft to, learned or developed by Employee during the course of employment by ArcSoft) and good will of ArcSoft. As part of the consideration for the compensation and benefits to be paid to Employee hereunder, Employee agrees that during the Employment Term, and for a period of twelve (12) months thereafter (the “Covenant Period”), Employee shall not:

(i) Engage in any business similar or related to or competitive with the business conducted by ArcSoft or any of its subsidiaries or affiliates described from time to time in ArcSoft Annual Report to its shareholders and Board (the “Core Business of ArcSoft”);

(ii) Render advice or services to, or otherwise assist, any other person, association, or entity that is engaged, directly or indirectly, in any business similar or related to or competitive with the Core Business of ArcSoft;

(iii) Transact any business in any manner pertaining to suppliers or customers of ArcSoft or any of its subsidiaries affiliates which, in any manner, would have, or is likely to have, an adverse effect upon the Core Business of ArcSoft or any of its subsidiaries affiliates;

(iv) For himself, or others, directly or indirectly, induce, or in any manner of this nature, any employee of ArcSoft or any of its subsidiaries affiliates to terminate his or her employment with ArcSoft or any of its subsidiaries affiliates, or hire or assist in the hiring of any such employee by any person or entity not affiliated with, ArcSoft;

(v) Conduct any other activities that are prohibited in ArcSoft Employee Manual and Confidentiality Agreement.

For purposes of this Agreement, “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control, with ArcSoft.

Notwithstanding the foregoing, if ArcSoft abandons a particular aspect of the Core Business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of ArcSoft’s business.

(b) Confidentiality Employee acknowledges that it is the policy of ArcSoft and its subsidiaries or affiliates to maintain as secret and confidential all valuable and unique information herebefore or hereafter acquired, developed or used by ArcSoft and its subsidiaries relating to the business, operations, employees and customers of ArcSoft and its subsidiaries or affiliates, which information gives ArcSoft and its subsidiaries or affiliates a competitive advantage in the industry, and which information includes technical knowledge, know-how or trade secrets and information concerning the operations, sales, personnel, suppliers, customers, costs, profits, markets, pricing policies, and other confidential materials (the “Confidential Information”).

(c) Non-Disclosure Employee recognizes that the services to be performed by Employee are special and unique, and that by reason of his duties he will acquire or learn Confidential Information. Employee recognizes that all such Confidential Information is the sole and exclusive property of ArcSoft and its subsidiaries or affiliates. As part of consideration of the compensation and benefits to be paid to Employee under this Agreement, Employee agrees not to disclose the Confidential Information to anyone outside ArcSoft, either during or after the employment by ArcSoft, except as authorized by ArcSoft in connection with performance of the duties set forth in this Agreement, or other duties assigned by ArcSoft from time to time.

(d) Return of Confidential Information Employee agrees to deliver promptly upon termination of his employment with ArcSoft, or at any time requested by ArcSoft, all memos, notes, records, reports, manuals, drawings, and any other documents containing any Confidential Information, including all copies of such materials which Employee may then possess or have under his control.

(e) Injunctive Relief Employee acknowledges that any breach or violation of the provision of this section of the Agreement will result in immediate and irreparable harm to ArcSoft and its subsidiaries or affiliates for which ArcSoft and its subsidiaries or affiliates would have no adequate remedy at law. In the event of a breach by Employee of any of such provisions, in addition to any and all other rights and remedies it may have under this Agreement or otherwise, ArcSoft and its subsidiaries or affiliates may immediately seek any judicial action deemed necessary, including, without limitation, temporary and preliminary injunctive relief.

(f) Ownership of Trade Secrets; Assignment of Rights Employee is required to executed ArcSoft standard Employee Confidentiality Agreement on the Starting Date, which shall remain in full force throughout the Employment Term and thereafter. Excluding those brought to ArcSoft and its subsidiaries or affiliates by Employee and disclosed by Employee in the said ArcSoft standard Employee Confidentiality Agreement, Employee agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by him or by ArcSoft and its subsidiaries (the “Work Product”) are the property of ArcSoft and its subsidiaries and shall not be used by him in any way adverse to the interests of ArcSoft and its subsidiaries or affiliates. Employee assigns to ArcSoft and its subsidiaries any rights which Employee may have in any such Work Product; provided, however, that such assignment does not apply to any right which qualifies fully under California Labor Code Section 2870. This paragraph shall survive any termination of the employment relationship. Employee shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board. Employee assigns to ArcSoft and its subsidiaries or affiliates any rights, which he may have in any such trade secret or proprietary information. Likewise, Employee shall not disclose to ArcSoft and its subsidiaries or affiliates, use in ArcSoft and its subsidiaries or affiliates business, or cause ArcSoft and its subsidiaries or affiliates to use, any information or material that is a trade secret of others.

6.	Termination and Severance Benefits

(a) Termination without Cause If Employee’s employment with ArcSoft terminates other than for “Cause” (as defined below), and Employee signs and does not revoke a standard release of claims with ArcSoft, then, in addition to payment for all salary and vacation accrued but unpaid as of the date of termination, and the benefits will be continued under the terms of such plans and policies in accordance with applicable law, subject to the Conditions set out below, Employee shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of twelve (12) months from the date of such termination, to be paid, periodically in accordance with ArcSoft’s normal payroll policies.

In the event that Employee is no longer required to report directly and solely to the present Chief Executive Officer of ArcSoft, ArcSoft shall obtain Employee’s written consent on such change. Nevertheless, when Employee does not consent, he may elect to resign from the position offered herein. This Section 6(a) shall apply to such termination.

(b) Termination for Cause If Employee’s employment with ArcSoft terminates for Cause by ArcSoft, then Employee will only be eligible for (i) Employee’s then Base Salary paid as of the date of termination; (ii) Any then vested Stock Option and other options as of the date of termination; (iii) Vacation accrued but unpaid as of the date of termination; (iv) Continuance of group insurance program in accordance with COBRA; and (v) Any un-reimbursed business expenses or dues described in this Agreement.

For purpose of this Agreement, Cause shall be defined as follows:

(i) Willful refusal without proper legal cause to perform (other than reason of physical or mental disability or death) the duties set forth in this Agreement or delegated by the Chief Executive Officer or other personnel the Chief Executive Officer designated from time to time, which remains uncorrected for fifteen (15) days following written notice to Employee by ArcSoft;

(ii) Willfully engaging in conduct that Employee knows or should know may be materially injurious to ArcSoft or its subsidiaries or affiliates;

(iii) Fraud, dishonesty or material misappropriation of Arc business and assets that is intended to result in substantial personal benefits of Employee and harming the business of ArcSoft and its subsidiaries or affiliates;

(iv) Conviction of a felony or entry into a plea of guilty that negatively reflects on Employee’s fitness to perform the duties or harms ArcSoft’s reputation or business;

(v) Any willful violation of this Agreement and other material ArcSoft employment policies, and breach of fiduciary duties.

(c) Voluntary Termination by Employee If Employee’s employment with ArcSoft is voluntarily terminated by Employee, then Employee will only be eligible for (i) Employee’s then Base Salary paid as of the date of termination; (ii) Any then vested Stock Option and other options as of the date of termination; (iii) Vacation accrued but unpaid as of the date of termination; (iv) Continuance of group insurance program in accordance with COBRA; and (v) Any un-reimbursed business expenses or dues described in this Agreement.

(d) Severance Payment Condition Employee acknowledges that the nature of ArcSoft’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of ArcSoft during the Restrictive Period set forth in Section 5 of this Agreement, it would be very difficult for Employee not to rely on or use ArcSoft’s trade secrets and Confidential Information. Thus, to avoid the inevitable disclosure of ArcSoft’s trade secrets and Confidential Information, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in this Section 6 (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee’s full compliance with the Restrictive Covenants set forth in Section 5 of this Agreement. Upon any breach of the Restrictive Covenants, all severance payments pursuant to this Agreement shall immediately cease, and ArcSoft reserves its rights to pursue legal actions against Employee.

7.	Liability Insurance

ArcSoft shall maintain a directors and officers liability insurance in the amount of no less than $5 Million to cover Employee both during and, while potential liability exists, the Term of this Agreement in the same amount and to the same extent, as ArcSoft covers its other officers and directors.

8.	Arbitration

(a) Agreement The Parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by confidential, final and binding arbitration conducted in Santa Clara, California or such other location agreed by the Parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The decisions of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Parties will be entitled to reasonable discovery of essential matters as determined by the arbitrator. In the arbitration, the Parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law.

(b) Governing Law The arbitrator shall apply California law to the merits of dispute or claim, without reference to rules of conflicts of law.

(c) Costs and Fees of Arbitration The Parties hereby agree the prevailing party shall be entitled to the costs and fees incurred hereof and enforcing the decisions of the arbitrator.

9.	Miscellaneous

(a) Entire Agreement This Agreement represents the entire understanding and agreement between ArcSoft and Employee concerning Employee’s employment relationship with ArcSoft, and supersedes and replaces any and all prior agreements and understanding concerning Employee’s employment relationship with ArcSoft entered into prior to the date hereof. This Agreement may not be amended or modified except in writing by the Parties.

(b) Severability In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(c) Governing Law This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, except that any arbitration shall be governed by the Federal Arbitration Act.

(d) Acknowledgment Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement.

ARCSOFT, INC.		EMPLOYEE:

By:	/s/ Michael Deng	By:	/s/ Todd Rumaner
	Michael Hui Deng		Todd Jason Rumaner

	Chief Executive Officer		Address:	409 Partridgeberry Lane Chester Springs, PA 19425

Date:	November 15, 2002	Date:	11/15/02